Exhibit 10.20

AMENDED AND RESTATED

PATENT LICENSING AGREEMENT

This AMENDED AND RESTATED PATENT LICENSING AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered into March 28, 2005 (the “Effective Date”) by and between NeoMagic Corporation, a corporation duly organized and existing under the laws of the State of Delaware and having its principal office at 3250 Jay Street, Santa Clara, California, 95054 (hereinafter referred to as “NEOMAGIC”) and The Consortium for Technology Licensing, Ltd., a corporation duly organized under the laws of the State of New York and having its principal office at Six Swan Place, Nissequogue, New York 11780-1335 (hereinafter referred to as “CONSORTIUM”). This Agreement amends and restates in its entirety the April 1, 2002 Patent Licensing Agreement and all amendments thereto between NEOMAGIC and CONSORTIUM.

WITNESSETH

WHEREAS, NEOMAGIC is the owner of certain Patent Rights (as later defined herein) relating to the patents and patent applications listed in Appendix A hereto and has the right to grant licenses in respect of said Patent Rights;

WHEREAS, NEOMAGIC desires to appoint CONSORTIUM as its exclusive licensing agent, subject to certain conditions as later specified herein, to derive licensing revenue from third parties that wish to exercise the Patent Rights in connection with the manufacture, use or sale of products that are not made by or for NEOMAGIC and do not incorporate NEOMAGIC products;

WHEREAS, CONSORTIUM has represented to NEOMAGIC, to induce NEOMAGIC to enter into this Agreement, that CONSORTIUM possesses expertise in the licensing of intellectual property similar to the Patent Rights and that it shall commit itself to a thorough, vigorous and diligent program, the objective of which will be to assist NEOMAGIC in deriving licensing revenue from some or all of the Patent Rights; and

WHEREAS, CONSORTIUM desires to obtain the right to derive licensing revenue on NEOMAGIC’s behalf from the Patent Rights upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1. DEFINITIONS.

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 “Confidential Information” as used in this Agreement shall mean any trade secrets or other secret or confidential information of NEOMAGIC, and any ideas and expressions contained in any deliverables provided by NEOMAGIC to CONSORTIUM. Confidential Information does not include any portions of any such deliverables which are made publicly available by NEOMAGIC or which are generally known outside NEOMAGIC. Confidential

Information also includes any other confidential information belonging to or relating to the business of NEOMAGIC or its affiliated companies including, without limitation, information relating to NEOMAGIC’s customers, intellectual property, employees, programs, costs, products, apparatus, equipment, financing, plans or technology which NEOMAGIC does not make generally available to the public.

1.2 “Licensed Product” shall mean any product or part thereof which:

(a) the manufacture, use or sale of which is covered in whole or in part by any claim in the NEOMAGIC Patents in the country in which any such product or part thereof is made, used or sold; or

(b) is manufactured by using a process or is employed to practice a process which is covered in whole or in part by any claim in the NEOMAGIC Patents in the country in which any Licensed Process is used or in which such product or part thereof is used or sold.

Notwithstanding the foregoing, “Licensed Product” does not include any NeoMagic Product.

1.3 “Licensed Process” shall mean any process which is covered in whole or in part by any claim contained in the NEOMAGIC Patents.

1.4 “Licensee” means a licensee of the Patent Rights that has executed a Licensee Agreement either directly with NEOMAGIC or with any of its Subsidiaries in accordance with this Agreement.

1.5 “Licensee Agreement” means the written agreement each Licensee shall execute either directly with NEOMAGIC or with any of its Subsidiaries in order to obtain the right to manufacture, use or sell products incorporating or embodying all or part of the Patent Rights; provided that if any Licensee Agreement is renegotiated by NEOMAGIC or by any of its Subsidiaries, it shall continue to be deemed a Licensee Agreement. Notwithstanding the foregoing, “Licensee Agreement” does not include any agreement relating to the design, development, manufacture, distribution or sale of a NeoMagic Product.

1.6 “NEOMAGIC Patents” shall mean all the patents and/or patent applications, in all countries of the world, currently owned by NEOMAGIC and/or its Subsidiaries, as listed in Appendix A, and all patents and/or patent applications, in all countries of the world, which shall in the future issue to, or be applied for, by NEOMAGIC and/or its Subsidiaries, which shall be incorporated into Appendix A from time to time, by amendment.

1.7 “NeoMagic Product” means any hardware or software product manufactured by or for NEOMAGIC or any third party product that incorporates a hardware or software product manufactured by or for NEOMAGIC.

1.8 “Net Revenues” shall mean the total amount actually paid, during the term of this Patent Licensing Agreement and for five (5) years thereafter, by any third party, by way of

[***]	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

license fees, royalties or any other types of payments, to NEOMAGIC and/or its Subsidiaries for the right to use the Patent Rights pursuant to a Licensee Agreement, less the following amounts related to such third party payments incurred pursuant to this Agreement: (i) outside engineering time and expenses incurred by NEOMAGIC and/or its Subsidiaries; (ii) outside legal expenses incurred by NEOMAGIC and/or its Subsidiaries; (iii) out-of-pocket disbursements incurred by NEOMAGIC and/or its Subsidiaries; and (iv) all amounts paid to CONSORTIUM as reimbursement of expenses under Section 4.4 hereof. Notwithstanding the above, the outside legal expenses referred to in this Section 1.8 shall not include NEOMAGIC’s and/or its Subsidiaries’ normal patent-related costs such as, but not limited to, prosecution and patent maintenance. NEOMAGIC shall provide CONSORTIUM with adequate documentary evidence of the items described in (i) – (iii) directly above. Any expenses deducted from Net Revenues under this Section 1.8(i) – (iv) shall be deducted pro-rata from all payments to be received under a Licensee Agreement, and not from just the first payment(s) under such Licensee Agreement.

1.9 “Patent Rights” means the rights to make, have made, use, lease, sell and import products incorporating and/or using the NEOMAGIC Patents.

1.10 [***]

1.11 “Records” shall mean any documents, tapes, records or other materials in printed or machine-readable form containing any Confidential Information.

1.12 “Subsidiary” shall mean any corporation, company or other entity of which a party hereto, now or hereafter, owns or controls, directly or indirectly, more than fifty percent (50%) of the Voting Rights. As used herein, the term “Voting Rights” means (i) the outstanding shares or stock entitled to vote for the election of directors of a corporation, company or other entity in question or (ii), in case such entity does not have outstanding shares or securities, the ownership interest representing the right to manage such entity. Any corporation, company or other entity which would at any time be a Subsidiary of NEOMAGIC or CONSORTIUM, as the case may be, by reason of the foregoing, shall be considered as a Subsidiary for the purposes of this Agreement only so long as the ownership or control, directly or indirectly, by NEOMAGIC or CONSORTIUM, as the case may be, meets the conditions hereinabove set forth. “Subsidiaries” of NEOMAGIC or CONSORTIUM shall mean, respectively, all corporations, companies or other entities that qualify as a Subsidiary under the foregoing.

2. APPOINTMENT.

2.1 Subject to the terms and conditions of this Agreement, NEOMAGIC hereby appoints CONSORTIUM as its exclusive agent to negotiate Licensee Agreements with Licensees on behalf of NEOMAGIC.

2.2 (a) Except for the rights expressly granted to CONSORTIUM hereunder, NEOMAGIC reserves all rights in and to the NEOMAGIC Patents, including without limitation the right:

(i) to use the Patent Rights in all past, current and future NEOMAGIC designs and components;

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(ii) to license the Patent Rights to any third party for purposes of the third party designing, developing, manufacturing, distributing or selling any NeoMagic product; and

(iii) to license or sell any of the NEOMAGIC Patents.

(b) Notwithstanding any other provision of this Agreement, NEOMAGIC shall not be required to make any payments to CONSORTIUM, by way of Royalty Payments or otherwise as a result of:

(i) exercising any rights under 2.2(a)(i) or 2.2(a)(ii) above; or

(ii) any payments or other consideration received by NEOMAGIC or its stockholders as the result of (1) any general sale of the assets of NEOMAGIC or any of its divisions, (2) the reorganization of NEOMAGIC, or (3) the merger, acquisition or spin-off of NEOMAGIC or any of its divisions into or by a third party or separate entity; or

(iii) any payments or other consideration received by NEOMAGIC as the result of any business arrangement or agreement whose primary objective does not relate to the intellectual property area (although intellectual property may be a component thereof) and which was negotiated directly between NEOMAGIC and a third party, without any involvement on the part of CONSORTIUM; or

(iv) any payments or other consideration received by NEOMAGIC as the result of any business arrangement or agreement between NEOMAGIC and a third party which was effected after NEOMAGIC specifically requested that CONSORTIUM represent NEOMAGIC in pursuing such business arrangement or agreement with such third party and CONSORTIUM elected, for any reason whatsoever, not to represent NEOMAGIC in pursuing such business arrangement or agreement, resulting in NEOMAGIC’s either having to negotiate with such third party directly or having to enlist the assistance of an outside consultant or agent (other than CONSORTIUM) to negotiate with such third party.

(c) Notwithstanding any other provision of this Agreement, any third party, or other entity, that acquires all, or substantially all, of the assets of NEOMAGIC shall not be required to make any payments to CONSORTIUM, by way of Royalty Payments or otherwise, under the following circumstances: (i) the primary business of such third party, or other entity, is the licensing of intellectual property, (ii) the third party, or other entity, grants a license under the Patent Rights to another company or organization not previously licensed under the Patent Rights and (iii) CONSORTIUM has not contacted or met with such company or organization on behalf of NEOMAGIC for at least one (1) year prior to such third party’s acquiring all, or substantially all, of the assets of NEOMAGIC.

[***]	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

2.3 Notwithstanding any other provision in this Agreement, CONSORTIUM shall not enter into any Licensee Agreement with any Licensee.

2.4 CONSORTIUM agrees to forward to NEOMAGIC an original copy of any and all Licensee Agreements promptly upon execution by the parties. NEOMAGIC agrees to forward to CONSORTIUM an original copy of all Licensee Agreements promptly upon execution by the parties. CONSORTIUM agrees that all agreements with Licensees will be made solely between the Licensee and NeoMagic.

2.5 CONSORTIUM shall not license the NEOMAGIC Patents in conjunction with any other party’s patents or patent rights without the prior written consent of NEOMAGIC.

2.6 The rights granted hereunder shall not be construed to confer any rights upon CONSORTIUM, by implication, estoppel, or otherwise, as to any technology or intellectual property other than any rights expressly set forth herein.

2.7 NEOMAGIC recognizes that, in order to secure licensing agreements, the inventors of the NEOMAGIC Patents will need to be available for meetings with potential Licensees and for a reasonable amount of consultation with CONSORTIUM, from time to time, as required, without fee.

2.8 CONSORTIUM will endeavor to negotiate all Licensee Agreements in the English language.

2.9 The parties agree to meet regularly, at mutually-convenient times and places, after the execution of this Agreement to discuss and determine strategies concerning the licensing of Patent Rights to Licensees.

3. CONSORTIUM OBLIGATIONS.

3.1 CONSORTIUM shall use its best efforts to derive Net Revenues from Licensees, through licensing and/or selling, all or part, of the Patent Rights to Licensees through a thorough, vigorous and diligent program for exploitation of the Patent Rights. Without limiting the foregoing, CONSORTIUM shall:

(a) use reasonable efforts to promote licenses of the Patent Rights to third parties; and

(b) conduct its business in a manner that reflects positively on NEOMAGIC and the Patent Rights.

3.2 CONSORTIUM acknowledges that the Confidential Information constitutes valuable, confidential proprietary information of NEOMAGIC and agrees that both during the term hereof and thereafter CONSORTIUM shall not, except in the provision of its services hereunder and for the exclusive advantage of NEOMAGIC, use or disclose to any third party any Confidential

[***]	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Information acquired by it. CONSORTIUM also agrees not to use or permit others to use the Confidential Information, or to make copies of any of the Records, except as may be authorized by NEOMAGIC. CONSORTIUM acknowledges that all Records, including all copies thereof, containing any Confidential Information belong exclusively to NEOMAGIC and the same shall be delivered up to NEOMAGIC forthwith following the termination or expiration of this Agreement, or at any time at the request of NEOMAGIC. CONSORTIUM agrees to comply with all security measures and to follow all instructions provided by NEOMAGIC in order to safeguard and protect the Confidential Information. CONSORTIUM will advise NEOMAGIC of any unauthorized disclosure or use of any of the Confidential Information of which it becomes aware.

3.3 CONSORTIUM shall be required to receive NEOMAGIC’s consent prior to approaching any party for purposes of discussions or negotiations, or for purposes of pursuing an infringement claim concerning the NEOMAGIC Patents, which consent NEOMAGIC may withhold in its sole discretion. NEOMAGIC agrees that for a period of eighteen (18) months following the grant of such consent, that NEOMAGIC, or any designee or representative of NEOMAGIC, shall not approach that party for the purposes of pursuing an infringement claim concerning, or negotiating a license to use, the NEOMAGIC Patents. In the event where a consent is not given, NEOMAGIC reserves the right to approach that party for the purposes of pursuing an infringement claim concerning, or negotiating a license to use, the NEOMAGIC Patents.

3.4 CONSORTIUM agrees that, if it is prevented from pursuing a claim of infringement against a party, or concluding a Licensee Agreement with a party for reasons of conflict of interest, that, notwithstanding any other provision in this Agreement, NEOMAGIC shall immediately be permitted to approach that party for purposes of pursuing an infringement claim or concluding a Licensee Agreement.

4. ROYALTIES AND EXPENSES.

4.1 (a) The first [***] of Net Revenues derived from Licensee Agreements and/or sales transactions of one or more NEOMAGIC Patents will accrue entirely to NEOMAGIC. Thereafter, for all Net Revenues in excess of the first [***], except as provided in section 2.2(b) above, NEOMAGIC shall pay to CONSORTIUM royalty payments (the “Royalty Payments”) calculated as follows:

(i) [***] of Net Revenues derived from Licensee Agreements;

(ii) [***] of all Net Revenues associated with sales transactions of one or more NEOMAGIC Patents, and

(iii) an additional one-time bonus of [***] if CONSORTIUM exceeds performance targets established by agreement with NEOMAGIC.

(b) If NEOMAGIC is compensated by a Licensee in other than financial terms under (i) or (ii) above, then the parties will negotiate in good faith to determine a comparable amount of compensation to CONSORTIUM in lieu of the Royalty Payments.

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(c) If NEOMAGIC licenses or sells all or part of the Patent Rights to a third party and CONSORTIUM is not involved, and has not been involved, at any time, in the introduction of, or the negotiation or transaction with, the third party, then the “Royalty Payments” that NEOMAGIC shall pay to CONSORTIUM, as specified above in Section 4.1(a), (i) and (ii), shall be reduced [***] to [***] in Section 4.1(a)(i) and from [***] to [***] in Section 4.1(a)(ii), and NEOMAGIC shall pay such reduced payments to CONSORTIUM.

4.2 The Royalty Payments due hereunder to CONSORTIUM shall be paid in full without deduction of taxes or other fees which may be imposed by any government and shall be paid by NEOMAGIC to CONSORTIUM within a thirty (30) day period following the end of each calendar quarter in which NEOMAGIC receives payment of the Net Revenues.

4.3 Royalty Payments shall be paid to CONSORTIUM in United States dollars. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the mid point of the exchange rate specified by The Wall Street Journal on the last business day of the calendar quarterly reporting period to which such Royalty Payments relate.

4.4 CONSORTIUM shall be responsible for paying all of its out-of-pocket expenses incurred in connection with its efforts to facilitate the obtaining of Net Revenues, as per the terms of this Agreement, including, but not limited to, out-of-pocket expenses, travel expenses, telephone bills, mailing charges, copying charges and fees incurred for technical patent analysis. However, CONSORTIUM shall not be responsible, in any way, for reimbursing NEOMAGIC for any costs, fees or expenses whatsoever that NEOMAGIC incurs unless NEOMAGIC has obtained specific written authorization to incur any such costs, fees or expenses from CONSORTIUM prior to NEOMAGIC incurring any such costs, fees or expenses. Similarly, NEOMAGIC shall not be responsible, in any way, for reimbursing CONSORTIUM for any costs, fees or expenses whatsoever that CONSORTIUM incurs unless CONSORTIUM has obtained specific written authorization to incur any such costs, fees or expenses from NEOMAGIC prior to CONSORTIUM incurring any such costs, fees or expenses.

5. REPORTS AND RECORDS.

5.1 NEOMAGIC and CONSORTIUM shall each keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable hereunder. Said books of account shall be kept at each party’s principal place of business. Said books and the supporting data shall be open at a reasonable time, once a year, for five (5) years following the end of the fiscal year to which they pertain, to the inspection of a certified accounting firm retained by the inspecting party and reasonably acceptable to the party to be inspected, solely for the purpose of verifying NEOMAGIC’s Royalty Payments statement or compliance in other respects with this Agreement. Prior to commencing its inspection, the accounting firm shall sign a nondisclosure agreement that is reasonably acceptable to the party to be inspected. Each party shall bear their own costs for their requested inspection.

[***]	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

5.2 Beginning as of April 1, 2002, if not completely contained in regular correspondence between the two parties to this Agreement, within thirty (30) days after the expiration of the second quarter and every quarter thereafter, CONSORTIUM shall deliver to NEOMAGIC true and accurate reports, giving such particulars of the business conducted by CONSORTIUM during the preceding three (3) month period under this Agreement. The parties shall determine, from time to time, the appropriate format for such reports which may, as applicable, include the following:

(a) a summary of the business conducted, including potential licensees approached and status of discussions and negotiations;

(b) the number of Licensed Products manufactured and sold by Licensees;

(c) the total billings for Licensed Products sold by Licensees;

(d) accounting for all Licensed Processes used or sold by Licensees;

(e) the royalties due on payments from Licensees forming part of Net Revenues;

(f) to the best of CONSORTIUM’s ability, an indication of the percentage of the Net Revenues attributable to each of the NEOMAGIC Patents.

(g) names and addresses of all Licensees.

5.3 The Royalty Payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate one percent (1%) above the prime rate in effect at the Chase Manhattan Bank (N.A.) on the due date. The payment of such interest shall not foreclose CONSORTIUM from exercising any other rights it may have as a consequence of the lateness of any payment.

6. PATENT PROSECUTION.

6.1 Subject to 6.2 hereof, NEOMAGIC shall maintain the Patent Rights, at its own expense, during the term of this Agreement. NEOMAGIC shall not be obliged to file for any patent re-issue or to defend any claim against NEOMAGIC that the NEOMAGIC Patents are invalid.

6.2 NEOMAGIC shall not be obliged to continue the prosecution of any pending patent claim or application as a result of this Agreement.

6.3 Payment of all fees and costs incurred after the date of this Agreement and relating to the prosecution and maintenance of the Patent Rights shall not be the responsibility of CONSORTIUM, nor shall such fees and costs be deducted from Net Revenues, in connection with Section 1.8 of this Agreement.

[***]	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

7. INFRINGEMENT.

7.1 CONSORTIUM shall inform NEOMAGIC promptly in writing of any alleged or potential infringement of the Patent Rights by a third party which comes to its attention and of any available evidence thereof. Similarly, NEOMAGIC shall inform CONSORTIUM promptly in writing of any alleged infringement of the Patent Rights by a third party which comes to its attention and of any available evidence thereof.

7.2 NEOMAGIC shall have the right, but shall not be obligated, to prosecute at its own expense, at any time, any infringement of the Patent Rights, and NEOMAGIC may, for such purposes, use the name of CONSORTIUM as party plaintiff in any such suit, without expense to CONSORTIUM. The total cost of any such infringement action commenced or defended by NEOMAGIC shall be borne by NEOMAGIC and any recovery or damages derived therefrom shall be divided between NEOMAGIC and CONSORTIUM as follows: eighty-four percent (84%) to NEOMAGIC and sixteen percent (16%) to CONSORTIUM (or eighty-nine percent (89%) to NEOMAGIC and eleven percent (11%) to CONSORTIUM, if CONSORTIUM was not involved, in any way, in the introduction of, or any negotiation with, the third party), provided that all expenses described in 1.8(i) - (iv) related to such recovery paid or payable by NEOMAGIC shall first be reimbursed to NEOMAGIC. CONSORTIUM shall assist NEOMAGIC in defending against any counter suit resulting from such proceedings, while NEOMAGIC will be responsible for paying any costs resulting from an order or judgment that may be made against NEOMAGIC or CONSORTIUM in such proceedings. Other than reimbursement for expenses and payments as described above in this Section 7.2, Consortium will receive no fees or other compensation for services rendered in support of any litigation or court action. Consortium further agrees that any settlement in NEOMAGIC’s favor related to its current litigation with Trident Microsystems, Inc. will be fully excluded from any payment or settlement and, as such, is fully excluded from all consideration under this Agreement.

7.3 In any infringement suit either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

8. INDEMNIFICATION.

8.1 Each party shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold the other party, its trustees, directors, officers, employees and affiliates, harmless against all claims, prosecutions, actions, suits, proceedings, demands, liabilities, costs, and expenses of any kind whatsoever, including legal expenses and actual attorneys’ fees, arising out of any breach of this Agreement or other wrongful act by the breaching or defaulting party.

8.2 Except as otherwise expressly set forth in this Agreement, NEOMAGIC, its trustees, directors, officers and employees make no representations and extend no warranties of any kind, either express or implied, including, but not limited to, warranties of merchantability, fitness for a particular purpose, validity of patent right, claims, issued or pending, and the absence of latent

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or other defects, whether or not discoverable. Nothing in this agreement shall be construed as a representation made, or a warranty given, by NEOMAGIC that the licenses and/or rights granted hereunder shall not infringe the rights of any third party. In no event shall NEOMAGIC’s trustees, directors, officers and employees be liable for incidental, indirect, special, punitive or consequential damages of any kind relating to this Agreement, whether arising in contract, tort or otherwise, including economic damage or injury to property and lost profits, regardless of whether NEOMAGIC shall be advised, shall have other reason to know, or in fact shall know of the possibility of such damages.

9. EXPORT CONTROLS.

9.1 It is understood that NEOMAGIC is subject to laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the U.S. Arms Export Control Act, as amended and the U.S. Export Administration Act of 1979) and its obligations hereunder are contingent on compliance with applicable export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government or other governments and/or written assurances by CONSORTIUM that CONSORTIUM shall not export data or commodities to certain foreign countries without prior approval of such agency. NEOMAGIC neither represents that a license shall not be required nor that, if required, it shall be issued.

10. NON-USE OF NAMES.

10.1 Neither party to this Agreement shall use the names or trademarks of the other party, or any adaptation thereof, or the names of any of the other party’s officers or employees, in any advertising, promotional or sales literature, without first obtaining prior written consent from the other party.

11. ASSIGNMENT.

11.1 This Agreement is not assignable by either party to this Agreement without the expressed written consent of the other party and any attempt to do so shall be void, except in the case where one of the parties is acquired by a third party. In such a case, the party being acquired shall notify the other party of such an acquisition within thirty (30) days of the completion of the acquisition. This Agreement will be automatically assigned to the acquiring party by the party being acquired upon the completion of the acquisition and the acquiring party will immediately assume all the responsibilities and derive all of the benefits under this Agreement, going forward.

12. DISPUTE RESOLUTION.

12.1 The parties to this Agreement agree that, with respect to any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to patent validity or infringement, they will first attempt to reach mutually-acceptable solutions through good-faith negotiations and/or non-binding mediation. However, if the representatives of the parties have not been able to resolve any and all such claims, disputes or

[***]	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

controversies within sixty (60) business days after the initiation of such good-faith negotiations and/or non-binding mediation, the parties shall each have the right to pursue any and all available legal remedies to resolve any and all such claims, disputes or controversies in the Courts of the State of Delaware, or in a United States District Court in the State of Delaware, to whose jurisdiction for such purposes NEOMAGIC and CONSORTIUM each hereby irrevocably consents and submits.

13. TERMINATION.

13.1 This Agreement shall have an initial term of ten (10) years and shall be subject to automatic renewal terms of two (2) years each unless one party provides the other with not less than thirty (30) days notice that it does not intend to renew prior to the expiration of the then current term or renewal term.

13.2 (a) If the cumulative Net Revenues up to the years set forth below do not exceed the threshold amounts set forth below, then NEOMAGIC shall have the right upon written notice to CONSORTIUM to render CONSORTIUM’s rights under this Agreement non-exclusive:

YEAR ENDED	THRESHOLD AMOUNT
DECEMBER 31, 2005	Five Million Dollars ($5,000,000.)
DECEMBER 31, 2007	Twenty-Five Million Dollars ($25,000,000.)
DECEMBER 31, 2008	Seventy-Five Million Dollars ($75,000,000.)

(b) Upon the rendering of CONSORTIUM’s rights non-exclusive, CONSORTIUM shall only be entitled to Royalty Payments in respect of transactions in which CONSORTIUM was involved, and if NEOMAGIC or any designee of NEOMAGIC licenses or sells any Patent Rights to a third party without assistance, in any way, from CONSORTIUM, then CONSORTIUM shall not be entitled to any compensation in respect of such sale or license. Upon CONSORTIUM’s rights becoming non-exclusive hereunder, all relevant sections of this Agreement shall be deemed to be amended accordingly, including Sections 1.4, 1.5, 1.7 and 2.1. Once CONSORTIUM’s rights become non-exclusive, they shall remain non-exclusive, unless reinstated by NEOMAGIC.

13.3 [***]

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(i) [***]

(ii) [***]

(iii) [***]

13.4 Upon any material breach or default of this Agreement by either party, the other party shall have the right to terminate this Agreement, and the rights, privileges and license granted hereunder, ninety (90) days after giving written notice to the party in breach or default. Such termination shall become automatically effective unless the party in breach or default shall have cured any such material breach or default prior to the expiration of the ninety (90) day period.

13.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination and Articles 1, 4, 8, 10 and 12 shall survive any such termination. The obligation of NEOMAGIC to pay Royalty Payments to CONSORTIUM hereunder shall survive any expiration or termination of this Agreement for five (5) years from the date of termination for any Licensee Agreement in place at the time of termination or for any Licensee who was either contacted by CONSORTIUM on behalf of NEOMAGIC, or who was introduced to NEOMAGIC by CONSORTIUM, prior to termination and this introduction was instrumental in the establishment of the Licensee Agreement.

13.6 In addition, upon the termination of this Agreement under this Article 13 for any reason, all Licensee Agreements shall automatically be assigned by CONSORTIUM to NEOMAGIC or to such party as NEOMAGIC may direct.

14. NOTICES AND OTHER COMMUNICATIONS.

14.1 Any notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of receipt if sent to a party by personal delivery or by certified air mail, postage prepaid, return receipt requested and delivered, addressed to it at its address below or as it shall designate by written notice given to the other party:

In the case of NEOMAGIC:

Mr. Scott Sullinger

Chief Financial Officer

NeoMagic Corporation

3250 Jay Street

Santa Clara, California 95054

[***]	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

In the case of CONSORTIUM:

Mr. Paul Richman

Chief Executive Officer

The Consortium for Technology Licensing, Ltd.

Six Swan Place

Nissequogue, New York 11780-1335

15. MISCELLANEOUS PROVISIONS.

15.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Delaware, United States of America, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

15.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a subsequent written instrument subscribed to by the parties hereto.

15.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

15.4 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

[***]	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

IN WITNESS WHEREOF, the parties have duly executed this AMENDED AND RESTATED PATENT LICENSING AGREEMENT as of the Effective Date set forth above:

For NEOMAGIC CORPORATION

By:	/s/ Scott Sullinger
Scott Sullinger
Vice President, Finance and Chief Financial Officer

For THE CONSORTIUM FOR TECHNOLOGY LICENSING, LTD.

By:	/s/ Paul Richman
Paul Richman
Chairman and Chief Executive Officer

APPENDIX A - NEOMAGIC PATENTS AS OF MARCH 28, 2005

PATENT NUMBER	ISSUE DATE	INVENTORS	TITLE
5,506,499	4/9/96	Puar	Multiple probing of an auxiliary test pad which allows for reliable bonding to a primary bonding pad

5,587,672	12/24/96	Ranganathan, et al.	Dynamic logic having power-down mode with periodic clock refresh for a low-power graphics controller

5,615,376	3/25/97	Ranganathan	Clock management for power reduction in a video display sub-system

5,650,955	7/22/97	Puar, et al.	Graphics controller integrated circuit without memory interface

5,703,806	12/30/97	Puar, et al.	Graphics controller integrated circuit without memory interface

5,754,170	5/19/98	Ranganathan	Transparent blocking of CRT refresh fetches during video overlay using dummy fetches

5,757,338	5/26/98	Bassetti, et al.	EMI reduction for a flat-panel display controller using horizontal-line based spread spectrum

5,764,201	6/9/98	Ranganathan	Multiplexed yuv-movie pixel path for driving dual displays

5,781,200	7/14/98	Lu, et al.	Tile memory mapping for increased throughput in a dual bank access DRAM

5,790,083	8/4/98	Bassetti	Programmable burst of line-clock pulses during vertical retrace to reduce flicker and charge build-up on passive LCD display panels during simultaneous LCD and CRT display

5,805,126	9/8/98	Bassetti	Display system with highly linear, flicker-free gray scales using high framecounts

5,809,322	9/15/98	Akerib	Apparatus and method for signal processing

APPENDIX A - NEOMAGIC PATENTS AS OF MARCH 28, 2005

PATENT NUMBER	ISSUE DATE	INVENTORS	TITLE
5,877,780	3/2/99	Lu, et al.	Semiconductor chip having multiple independent memory sections, at least one of which includes simultaneously accessible arrays

5,900,887	5/4/99	Leung, et al.	Multiplexed wide interface to SGRAM on a graphics controller for complex-pattern fills without color and mask registers

5,903,480	5/11/99	Lin	Division-free phase-shift for digital-audio special effects

5,907,295	5/25/99	Lin	Audio sample-rate conversion using a linear-interpolation stage with a multi-tap low-pass filter requiring reduced coefficient storage

5,929,924	7/27/99	Chen	Portable PC simultaneously displaying on a flat-panel display and on an external NTSC/PAL TV using line buffer with variable horizontal-line rate during vertical blanking period

5,936,683	8/10/99	Lin	YUV-to-RGB conversion without multiplies using look-up tables and pre-clipping

5,943,382	8/24/99	Li	Dual-loop spread-spectrum clock generator with master PLL and slave voltage-modulation-locked loop

5,943,502	8/24/99	Sariel, et al.	Apparatus and method for fast 1D DCT

5,970,110	10/19/99	Li	Precise, low-jitter fractional divider using counter of rotating clock phases

5,974,521	10/26/99	Akerib	Apparatus and method for signal processing

6,007,228	12/28/99	Agarwal, et al.	Master digital mixer with digital-audio links to external audio in a docking station and to internal audio inside a portable PC

APPENDIX A - NEOMAGIC PATENTS AS OF MARCH 28, 2005

PATENT NUMBER	ISSUE DATE	INVENTORS	TITLE
6,016,151	1/18/00	Lin	3D triangle rendering by texture hardware and color software using simultaneous triangle-walking and interpolation for parallel operation

6,023,745	2/8/00	Lu	Scoreboarding for DRAM access within a multi-array DRAM device using simultaneous activate and read/write accesses

6,041,010	3/21/00	Puar, et al.	Graphics controller integrated circuit without memory interface pins and associated power dissipation

6,043,801	3/28/00	Bassetti	Display system with highly linear, flicker-free gray scales using high framecounts

6,046,735	4/4/00	Bassetti, et al.	EMI reduction for a flat-panel display controller using horizontal-line-based spread spectrum

6,049,316	4/11/00	Nolan, et al.	PC with multiple video-display refresh-rate configurations using active and default registers

6,057,789	5/2/00	Lin	Re-synchronization of independently-clocked audio streams by dynamically switching among 3 ratios for sampling-rate-conversion

6,057,809	5/2/00	Singhal, et al.	Modulation of line-select times of individual rows of a flat-panel display for gray-scaling

6,072,415	6/6/00	Cheng	Multi-mode 8/9-bit DAC with variable input-precision and output range for VGA and NTSC outputs

6,078,513	6/20/00	Ong, et al.	NMOS dynamic content-addressable-memory CAM cell with self-booting pass transistors and local row and column select

6,091,386	7/18/00	Bassetti, et al.	Extended frame-rate acceleration with gray-scaling for multi-virtual-segment flat-panel displays

APPENDIX A - NEOMAGIC PATENTS AS OF MARCH 28, 2005

PATENT NUMBER	ISSUE DATE	INVENTORS	TITLE
6,101,620	8/8/00	Ranganathan	Testable interleaved dual-DRAM architecture for a video memory controller with split internal/external memory

6,104,658	8/15/00	Lu	Distributed DRAM refreshing

6,115,837	9/5/00	Nguyen, et al.	Dual-column syndrome generation for DVD error correction using an embedded DRAM

6,157,978	12/5/00	Ng, et al.	Multimedia round-robin arbitration with phantom slots for super-priority real-time agent

6,158,040	12/5/00	Ho	Rotated data-alignment in wide embedded DRAM for page-mode column ECC in a DVD controller

6,167,551	12/26/00	Nguyen, et al.	DVD controller with embedded DRAM for ECC-block buffering

6,184,894	2/6/01	Rosman, et al.	Adaptive tri-linear interpolation for use when switching to a new level-of-detail map

6,188,411	2/13/01	Lai	Closed-loop reading of index registers using wide read and narrow write for multi-threaded system

6,188,594	2/13/01	Ong, et al.	Reduced-pitch 6-transistor NMOS content-addressable-memory cell

6,189,082	2/13/01	Ramamurthy	Burst access of registers at non-consecutive addresses using a mapping control word

6,195,738	2/27/01	Akerib	Combined associative processor and random access memory architecture

6,205,524	3/20/01	Ng	Multimedia arbiter and method using fixed round-robin slots for real-time agents and a timed priority slot for non-real-time agents

APPENDIX A - NEOMAGIC PATENTS AS OF MARCH 28, 2005

PATENT NUMBER	ISSUE DATE	INVENTORS	TITLE
6,222,550	4/24/01	Rosman, et al.	Multiple triangle pixel-pipelines with span-range pixel interlock for processing separate non-overlapping triangles for superscalar 3D graphics engine

6,230,235	5/8/01	Lu, et al.	Address lookup DRAM aging

6,236,347	5/22/01	Cheng	Dual-mode graphics DAC with variable 8/9-bit input-precision for VGA and NTSC outputs

6,252,919	6/26/01	Lin	Re-synchronization of independently-clocked audio streams by fading-in with a fractional sample over multiple periods for sample-rate conversion

6,260,054	7/10/01	Rosman, et al.	Reciprocal generator using piece-wise-linear segments of varying width with floating-point format

6,272,283	8/7/01	Nguyen	Copy-protection for laptop PC by disabling TV-out while viewing protected video on PC display

6,295,068	9/25/01	Peddada, et al.	Advanced graphics port (AGP) display driver with restricted execute mode for transparently transferring textures to a local texture cache

6,308,220	10/23/01	Mathur	Circulating parallel-search engine with random inputs for network routing table stored in a wide embedded DRAM

6,356,497	3/12/02	Puar, et al.	Graphics controller integrated circuit without memory interface

6,374,148	4/16/02	Dharmarajan, et al.	Portable-PC audio system with digital-audio links to external audio in a docking station

6,405,281	06/11/02	Akerib	Input/output methods for associative processor

APPENDIX A - NEOMAGIC PATENTS AS OF MARCH 28, 2005

PATENT NUMBER	ISSUE DATE	INVENTORS	TITLE
6,421,466	07/16/02	Lin	Hierarchical motion estimation with levels of varying bit width for digital video compression

6,424,658	07/23/02	Mathur	Store-and-forward network switch using an embedded DRAM

6,433,789	08/13/02	Rosman	Steaming prefetching texture cache for level of detail maps in a 3D-graphics engine

6,460,127	10/01/02	Akerib	Apparatus and method for signal processing

6,467,020	10/15/02	Stilkol, et al.	Combined associate processor and memory architecture

6,473,529	10/29/02	Lin	Sum-of-absolute-difference calculator for motion estimation using inversion and carry compensation with full and half-adders

6,501,482	12/31/02	Rosman, et al.	Texture map blender with adaptive interpolation when switching to a new level-of-detail map

6,507,362	01/14/03	Akerib	Digital image generation device for transmitting digital images in platform-independent form via the internet

6,549,442	04/15/03	Lu, et al.	Hardware-assisted fast bank-swap in a content-addressable-memory (CAM) processor

6,564,329	05/13/03	Cheung, et al.	System and method for dynamic clock generation

6,591,286	07/08/03	Lu	Pipelined carry-lookahead generation for a fast incrementer

6,628,330	09/30/03	Lin	Color interpolator and horizontal/vertical edge enhancer using two line buffer and alternating even/odd filters for digital camera

APPENDIX A - NEOMAGIC PATENTS AS OF MARCH 28, 2005

PATENT NUMBER	ISSUE DATE	INVENTORS	TITLE
6,639,603	10/28/03	Ishii	Hardware portrait mode support

6,642,962	11/04/03	Lin, et al.	Merged pipeline for color interpolation and edge enhancement of digital images

6,680,738	01/20/04	Ishii, et al.	Single-block virtual frame buffer translated to multiple physical blocks for multi-block display refresh generator

6,711,665	03/23/04	Akerib, et al.	Associative processor

6,721,000	04/13/04	Lin, et al.	Adaptive pixel-level color enhancement for a digital camera

6,741,257	05/25/04	Retika	Graphics engine command FIFO for programming multiple registers using a mapping index with register offsets

6,757,703	06/29/04	Shain	Associative processor addition and subtraction

6,771,532	08/03/04	Puar, et al.	Graphics controller integrated circuit without memory interface

6,791,576	09/14/04	Lin	Gamma correction using double mapping with ratiometrically-related segments of two different ratios

6,832,234	12/14/04	Shain	In-place associative processor arithmetic